Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by Voya Services Company (“Company”) and Maliz Beams (“Employee”) (collectively “Parties”).

For and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.	Employment Status. Employee’s employment status with the Company terminated on October 15, 2014 (“Separation Date”). Subject to Employee’s execution, delivery and nonrevocation of this Agreement, concurrently with a release of claims in the form attached hereto as Exhibit A, on or before December 1, 2014 (“Release Condition 1”), Employee shall, through and including December 31, 2014, (i) continue to receive Employee’s regular base salary and (ii) remain eligible to participate in Employee’s health and welfare benefits at the same rates as active employees, in each case as in effect on the Separation Date.

At all times, Employee shall have no authority to act on behalf of the Company or its “Affiliates” (defined as the Company’s parents, subsidiaries, affiliates, related companies, their predecessors and successors, officers, directors and employees), and Employee shall not hold herself out as having such authority or enter into any agreement or incur any obligations on behalf of the Company or any of its Affiliates.

Effective as of the Separation Date, Employee hereby resigns from any and all titles, positions and appointments that Employee holds, whether as an officer, director, trustee or otherwise, with the Company or any of its subsidiaries or affiliates. Employee agrees to take promptly any actions that the Company reasonably deems necessary or appropriate to formalize or effectuate such resignations.

The Parties acknowledge and agree that effective on the Separation Date, Employee will “separate from service” with the Company within the meaning of Section 409A (as defined below).

2.	Paid Time Off. Following the Separation Date, pursuant to the terms and conditions of the applicable Paid Time Off (“PTO”) policy, Employee will be paid $68,653.85, subject to applicable taxes and withholdings, representing 204 hours of accrued and unused PTO through the Separation Date.

3.	Health and Welfare Benefits. Beginning on January 1, 2015, Employee may continue to participate in the Company’s health and welfare plans to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), subject to timely election of benefits and payment of COBRA rates as in effect at that time, or as subsequently charged by the Company.

Participation in the select health and welfare plans will only continue for so long as Employee remits payment in the amount and within the specified period of time stated on each monthly COBRA invoice.

4.	Post-Employment Compensation and Benefits. For purposes of this Agreement, Employee’s execution, delivery and nonrevocation, on or after January 1, 2015 and before January 31, 2015, of an updated release of claims in the form attached hereto as Exhibit A, together with the timely satisfaction of Release Condition 1, is referred to as “Release Condition 2”.

a)	AYCO. Subject to Employee’s compliance with the terms of this Agreement and to satisfaction of Release Condition 2, the Company agrees to continue Employee’s participation in the AYCO financial planning program through June 1, 2015.

b)	Outplacement. Subject to Employee’s compliance with the terms of this Agreement and to satisfaction of Release Condition 2, and further subject to the Company’s outplacement policy, Employee will be entitled to participate in outplacement services through the Company’s designated vendor for a period of up to 12 months.

c)	ICP. Subject to Employee’s compliance with the terms of this Agreement and to satisfaction of Release Condition 2, Employee will be eligible for a pro-rated performance incentive award under the Incentive Compensation Plan (“ICP”) for the 2014 performance year. In accordance with the provisions of the ICP, the amount of the pro-rated ICP award, if any, will be based on Employee’s performance and the actual funding, if any, of the pertinent business unit, provided that, to the extent that an ICP award is made to Employee, it will be based upon the Employee being deemed to have achieved a “3” rating as an individual performance measure for the 2014 performance year. Employee has no right or guarantee of any ICP award payment and any such payments are completely discretionary and gratuitous. Payment of a pro-rated ICP award, if any, shall be made at the same time payments are made to active employees of the Company. Employee will not be eligible for any additional performance incentive awards, retained awards or ICP awards except as provided within this Section. An ICP award, if any, will be subject to applicable taxes and withholdings.

d)

2012 LSPP Performance Shares. Employee received a grant of 81,340 ING Groep N.V. performance shares on March 28, 2012 under the Long Term Sustainable Performance Plan (“LSPP”), 27,114 of which are scheduled to vest on March 28, 2015. Upon satisfaction of Release Condition 2, and subject to Employee’s compliance with the terms of this Agreement and with the terms of the grant agreement under which the grant was made, Employee will become immediately vested in 22,595 of such performance shares, representing a prorated number calculated by multiplying 27,114 by a fraction, the numerator of which is ten (10) – the number of months of employment in the 2014 performance year – and the denominator of which is twelve (12). As soon as practicable following satisfaction of Release Condition 2 (but prior to March 15, 2015), Employee will receive a cash payout, in U.S. Dollars and subject to applicable taxes and withholdings, with respect to such vesting performance shares. Provided no alternative settlement methodology has been implemented by ING Groep N.V. prior to vesting, the cash payout amount will be determined by multiplying: (i) the total number of vested LSPP performance shares, by (ii) 1.50, the performance measure determined by ING Groep N.V. as of December 31, 2013, by (iii) the opening price (in Euros) of bearer depository receipts in respect of ordinary shares of ING Groep N.V. on the Amsterdam Stock Exchange on the Separation Date. The Euro value of the payout will be converted into and paid in U.S. Dollars based on the average Euro/U.S Dollar foreign exchange rate in effect on the Separation Date. Employee otherwise will forfeit all rights in respect of the grant. Employee will not be eligible for any additional grants.

e)	2012 Deferred Shares. Employee received a grant of 7,068 deferred shares of ING Groep N.V. on March 28, 2012; 2,356 of which are scheduled to vest on March 28, 2015. Subject to Employee’s compliance with the terms of this Agreement and with the terms of the grant agreement under which the grant was made, upon satisfaction of Release Condition 2 Employee will become immediately vested in all 2,356 of such deferred shares. As soon as practicable following satisfaction of Release Condition 2 (but prior to March 15, 2015), Employee will receive a cash payout, in U.S. Dollars and subject to applicable taxes and withholdings, with respect to such vesting deferred shares. Provided no alternative settlement methodology has been implemented by ING Groep N.V. prior to vesting, the cash payout amount will be determined by multiplying: (i) the total number of vested deferred shares, by (ii) the opening price (in Euros) of bearer depository receipts in respect of ordinary shares of ING Groep N.V. on the Amsterdam Stock Exchange on the Separation Date. The Euro value of the payout will be converted into and paid in U.S. Dollars based on the average Euro/U.S Dollar foreign exchange rate in effect on the Separation Date. Employee otherwise will forfeit all rights in respect of the grant. Employee will not be eligible for any additional grants.

f)

2013 Deferred Shares (LTI Grant). Pursuant to a 2013 Award Agreement under the ING U.S., Inc. 2013 Omnibus Employee Incentive Plan (“Omnibus Plan”), Employee received a grant of 54,167 restricted stock units of Voya Financial, Inc., (“Voya Financial”) on May 7, 2013; 27,083 of which are scheduled to vest on March 27, 2015, 13,542 of which are scheduled to vest on March 27, 2016, and 13,542 of which are scheduled to vest on March 27, 2017. Subject to satisfaction of Release Condition 2, and to Employee’s continued compliance with the terms of this Agreement and the grant agreement under which the grant was made, Employee will maintain participation in the entire grant in accordance with the original vesting schedule. As soon as practicable following each vesting date, for each such deferred share that vests, one share of common stock of Voya Financial shall be delivered to Employee. Employee otherwise will forfeit all rights in respect of the grant. Employee will not be eligible for any additional grants.

g)	2013 Converted Deferred Shares (Annual Incentive Deferral). Pursuant to a 2013 Converted Award Agreement under the Omnibus Plan, Employee received a grant of 18,699 deferred shares of Voya Financial on May 7, 2013; 9,349 of which are scheduled to vest on March 27, 2015, 4,675 of which are scheduled to vest on March 27, 2016, and 4,675 of which are scheduled to vest on March 27, 2017. Subject to satisfaction of Release Condition 2, and to Employee’s continued compliance with the terms of this Agreement and the grant agreement under which the grant was made, Employee will maintain participation in the entire grant in accordance with the original vesting schedule. As soon as practicable following each vesting date, for each such deferred share that vests, one share of common stock of Voya Financial shall be delivered to Employee. Employee otherwise will forfeit all rights in respect of the grant. Employee will not be eligible for any additional grants.

h)	2014 Restricted Stock Units (LTI Grant). Pursuant to a 2014 Award Agreement under the Omnibus Plan, Employee received a grant of 31,497 restricted stock units of Voya Financial on March 7, 2014; 15,748 of which are scheduled to vest on March 7, 2016, 7,874 of which are scheduled to vest on March 7, 2017, and 7,875 of which are scheduled to vest on March 7, 2018. Subject to satisfaction of Release Condition 2, and to Employee’s continued compliance with the terms of this Agreement and the grant agreement under which the grant was made, Employee will maintain participation in the entire grant in accordance with the original vesting schedule. As soon as practicable following each vesting date, for each such restricted stock unit that vests, one share of common stock of Voya Financial shall be delivered to Employee. Employee otherwise will forfeit all rights in respect of the grant. Employee will not be eligible for any additional grants.

i)

2014 Restricted Stock Units (Annual Incentive Deferral). Pursuant to a 2014 Award Agreement under the Omnibus Plan, Employee received a grant of 10,526 deferred shares of Voya Financial on March 7, 2014; 5,263 of which are scheduled to vest on March 7, 2016, 2,631 of which are scheduled to vest on March 7, 2017, and 2,632 of which are scheduled to vest on March 7, 2018. Subject to satisfaction of Release Condition 2 and to Employee’s continued compliance with the terms of this Agreement and the grant agreement under which the grant was made, Employee will maintain participation in the entire grant in accordance with the original vesting schedule. As soon as practicable following each vesting date, for each such restricted stock unit that vests, one share of common stock of Voya Financial shall be delivered to Employee. Employee otherwise will forfeit all rights in respect of the grant. Employee will not be eligible for any additional grants.

j)	Deal Incentive Award. Employee has received a “Deal Incentive Award” from the Company in connection with the initial public offering and a subsequent follow-on offering by Voya Financial. The Deal Incentive Award has vested in full and is currently held in the form of restricted shares of common stock of Voya Financial (“Deal Incentive Shares”). Employee acknowledges that Deal Incentive Shares shall remain subject to a holding period until December 31, 2015, unless earlier terminated according to the terms of the Deal Incentive Award, and that such holding period shall continue to apply notwithstanding the termination of Employee’s employment with the Company.

k)	Employee shall comply with all applicable laws, and with all policies and practices of the Company and its affiliates, in each case that prohibit insider trading, trading in the stock of Voya Financial, Inc., or any company affiliated with the Company on the basis of material nonpublic information, or any other impermissible trading practices.

l)	Employee understands and agrees that, except (1) to the extent of any vested balances held by Employee in the Company’s deferred compensation savings plan, cash balance pension plan, supplemental executive retirement plan, or 401(k) plan, and (2) as otherwise provided in Section 4 of this Agreement, Employee is not entitled to any other payments, benefits, bonuses, incentive awards, option awards, or performance shares, under any other plan or program of the Company, including but not limited to the Voya Severance Pay Plan, the LSPP, the ICP, and the Omnibus Plan, in connection with the termination of Employee’s employment or otherwise.

m)	Notwithstanding any other provision of this Agreement to the contrary, Employee acknowledges and agrees that the payments and benefits described above are conditioned upon and subject to Employee’s execution of (i) this Agreement and (ii) the satisfaction of Release Conditions 1 and 2. Each Release Condition shall be satisfied at such time as the release becomes final and irrevocable, provided, however, that Release Condition 1 must be satisfied no later than December 1, 2014 and Release Condition 2 must be satisfied no later than January 31, 2015. If any Release Condition is not satisfied, then no payments or benefits pursuant to this Agreement shall accrue and no equity or equity based awards shall vest pursuant to this Agreement.

5.	Tax Withholding. All payments and benefits paid under this Agreement are subject to applicable withholding, taxes and reporting, as the Company reasonably believes are required by law.

6.	Acknowledgements.

a)	Employee acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and to build an effective organization. Employee acknowledges that Employee has become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Employee’s services were of special, unique and extraordinary value to the Company and its Affiliates. Employee acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

b)	Employee acknowledges (i) that the business of the Company and its Affiliates is national in scope, without geographical limitation, and capable of being performed from anywhere in the U.S., and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, or the location of any of their respective executives or employees (including, without limitation, Employee), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the U.S.

c)

Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its Affiliates now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every commitment and restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area, in light of (i) the scope of the business of the Company and its Affiliates, (ii) Employee’s knowledge of the business of the Company and its Affiliates and (iii) Employee’s relationships with the Company’s clients or customers. Accordingly, Employee agrees (x) to be bound by the provisions of Sections 7 and 8, it being the intent and spirit that such provisions be valid and enforceable in all respects and (y) acknowledges and agrees that Employee shall not object to the Company (or any other intended third-party beneficiary of this Agreement) or any of their respective successors in interest enforcing Sections 7 and 8 of this Agreement.

7.	Noncompetition, Noninterference and Nonsolicitation.

a)	Employee agrees that Employee shall not, directly or indirectly, whether by Employee, through an affiliate or in partnership or conjunction with, or as an employee, officer, partner, director, manager, member, owner, consultant, advisor or agent of any person, entity, firm or corporation:

1)	during the period ending on the first anniversary of the Separation Date, associate with a Competitive Enterprise and in connection with Employee’s association directly or indirectly engage in any activity that is similar or substantially similar to any activity that Employee was engaged in during Employee’s employment with the Company;

2)	during the period ending on the first anniversary of the Separation Date, solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee, agent, advisor, consultant, broker, or other person or entity who performs services for the Company or its Affiliates to resign or leave the employ or engagement of the Company or its Affiliates or otherwise hire, employ, engage or contract any such employee, agent, advisor, consultant, broker or person or entity who provided services to the Company or its Affiliates during the twelve (12) months prior to such hiring, employment, engagement or contracting, to perform services other than for the benefit of the Company or its Affiliates;

3)	during the period ending on the first anniversary of the Separation Date, solicit, entice, encourage, or influence, or attempt to solicit, entice, encourage, or influence or assist any other person, entity, firm or corporation, directly or indirectly, in the solicitation of, any client or customer of the Company or its Affiliates (including any person or entity who has been a client of any of the aforementioned entities at any time during the period of twelve (12) months before the Separation Date) or any Prospective Client (as defined below), to alter, reduce or terminate its business relationship with the Company or its Affiliates for the direct or indirect benefit of any competitor of the Company or its Affiliates;

4)	during the period ending on the first anniversary of the Separation Date, directly or indirectly request or advise any present or Prospective Clients or customers of the Company or its Affiliates to withdraw, curtail, or cancel the client’s or customer’s business with the Company or its Affiliates; or

5)	during the period ending on the first anniversary of the Separation Date, solicit any agents, advisors, broker-dealers, independent contractors or consultants of the Company or its Affiliates who are under contract or doing business with the Company or its Affiliates to terminate, reduce or divert business with or from the Company or its Affiliates.

6)	For purposes of this Agreement, “Competitive Enterprise” shall mean any business enterprise that either (i) engages in any activity that competes anywhere with any activity that the Company or any of its Affiliates is then engaged in or (ii) holds a 2% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

7)	For purposes of this Agreement, “Prospective Client” shall mean those persons or entities that Employee knew or reasonably should have known the Company was actively recruiting within the twelve (12) months prior to her Separation Date.

b)	The restrictive periods set forth in Section 7(a) shall be deemed automatically extended by any period in which Employee is in violation of any of the provisions of Section 7(a), to the extent permitted by law.

c)	If a final and non-appealable judicial determination is made by a court of competent jurisdiction that any of the provisions of this Section 7 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 7 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the geographic scope of such provision and to enforce such provision as so reduced, restricted or redefined).

d)	Moreover, notwithstanding the fact that any provision of this Section 7 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Employee’s breach of any such provision.

e)	Any of the restrictions set forth in this Section 7 may be waived, in writing, solely by the Company. The Company’s decision to grant such a written waiver shall reside in its sole and absolute discretion.

8.	Nondisclosure of Confidential Information.

a)	Employee acknowledges that Confidential Information (as defined below) obtained by Employee while employed by the Company and its Affiliates is the property of the Company or its Affiliates, as applicable. Therefore, Employee agrees that Employee shall not disclose, share, transfer or provide access to any unauthorized person or entity or use for Employee’s own purposes or those of any unauthorized person or entity any Confidential Information without the prior written consent of the Company, unless and to the extent that any information has become generally known to and available for use by the public or within the relevant trade or industry other than as a result of Employee’s acts or omissions in violation of this Agreement; provided, however, that if Employee receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) Employee shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance in writing with the terms hereof, Employee shall use reasonable care to disclose only that portion of the Confidential Information, based on the written advice of legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving person or entity shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. In addition, Employee shall not be prohibited from disclosing Confidential Information to a court or Employee’s legal counsel in connection with any claim or suit to defend or enforce Employee’s rights with respect to this Agreement or any related agreement (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

b)

For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its Affiliates, or any funds or accounts managed by the foregoing, including, without limitation, all business information (whether or not in written form) which relates to the Company, its Affiliates, or any funds or accounts managed by the foregoing, or their customers, suppliers or contractors or any other third parties in respect of which the Company or any of its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally or within the relevant trade or industry other than as a result of Employee’s breach of this Agreement, including but not limited to: investment methodologies, investment advisory contracts, fees and fee schedules; investment performance of the accounts managed by the Company or its respective Affiliates (“Track Records”); technical information or reports; brand names, trademarks, formulas; trade secrets;

and “know-how”; operating instructions; training manuals; customer lists (including the (i) names and account balances of participants in defined contribution and defined benefit plans or (ii) defined benefit or defined contribution plans, administered or maintained by the Company or its Affiliates), customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; information relating to plans for any public offering of securities, market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts and supplier lists; and litigation and regulatory issues of the Company or any of its Affiliates and strategies to address such issues. Without limiting the foregoing, Employee agrees to keep confidential the existence of, and any information concerning, any dispute between Employee and the Company or its Affiliates, except that Employee may disclose information concerning any such dispute to the court that is considering such dispute or to Employee’s legal counsel or spouse (provided that such counsel or spouse agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute). Employee acknowledges and agrees that the Track Records were the work of teams of individuals and not any one individual and are the exclusive property of the Company and its Affiliates, and agrees that Employee shall in no event claim the Track Records as Employee’s own following termination of Employee’s employment from the Company.

c)	Except as expressly set forth otherwise in this Agreement, Employee agrees that Employee shall not disclose the terms of this Agreement, except to Employee’s immediate family and Employee’s financial and legal advisors, or as may be required by law or ordered by a court or in connection with any claim or suit relating to this Agreement. Employee further agrees that any disclosure to Employee’s financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms. In addition, Employee is not prohibited from disclosing to any prospective employer the restrictions (or lack thereof) on Employee’s activities following the Separation Date.

d)	It is understood and agreed that confidentiality is a material term of this Agreement and the payments made hereunder.

9.	Return of Property. Employee acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents,

models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Employee while employed by the Company or its Affiliates (including but not limited to Confidential Information, as defined in Section 7(b)) are and shall remain the property of the Company and its Affiliates, and Employee shall immediately return such property to the Company upon or prior to the Separation Date and, in any event, at the Company’s request. For the avoidance of doubt, as of the date hereof, the Company has expressly requested that the Employee return any such Company property and not retain copies of such property and Employee acknowledges that Employee has returned and not retained such Company property. Employee further agrees that any property situated on the premises of, and owned by, the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

10.	Nondisparagement. Employee agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, brokers, customers, clients, consultants, advisors and investors of the Company or its Affiliates, any Disparaging (as defined below) remarks, comments or statements concerning the Company or its Affiliates, or any of their respective present and former directors, officers or employees. Company agrees to instruct current members of its Executive Committee similarly to refrain from making, publishing or communicating Disparaging remarks concerning Employee. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged. Nothing contained in this Section 10 shall or shall be deemed to prevent or impair any individual from testifying, to the extent that such individual reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested (or from otherwise complying with legal requirements) or from making any truthful statement in connection with the enforcement or defense of rights under this Agreement.

11.

Notification of Employment or Service Provider Relationship. Employee hereby agrees that immediately following the date of this Agreement and prior to accepting employment with, or agreeing to provide services to, any other person or entity during any period during which Employee remains subject to any of the covenants set forth in Section 7, Employee shall provide such prospective employer with written notice of Sections 7 and 8 of this Agreement, with a copy of such notice delivered to the Executive Vice President and Chief Financial Officer, Voya Financial, Inc. at 230 Park Avenue, 13th Floor, New York, New York 10169 not later than two (2) days before the date on which Employee is scheduled to commence such employment or engagement. If such notification relates to the Employee’s commencement of employment with a public company and has not previously been disclosed, then the Company will treat such notification as confidential and will not disclose such information prior to a public announcement, if it would result in a violation of the securities laws, unless it is reasonably required for the Company to disclose in order to seek an injunction or equitable relief. Employee authorizes the Company to notify any potential or actual subsequent employer of the Employee’s post-employment obligations to the Company (including the restrictive covenants contained in Sections 7 and 8). In addition, if Employee has been providing services or been employed by any person or entity immediately following the Separation Date through the date hereof, Employee will immediately provide written notice to the Company at the address set forth above in this Section.

12.	Remedies and Injunctive Relief. Employee acknowledges that a violation by Employee of any of the covenants contained in Section 7 or 8 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Employee agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post a bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 7 or 8 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted. In addition, Employee acknowledges that in the event that Employee breaches Section 7 or 8 (except for an isolated and inadvertent breach), Employee will immediately forfeit Employee’s right to any unpaid payments or benefits set forth in Section 4 and to the extent that such payments have been made, the Company shall have the right to immediately recover such payments from Employee, and Employee agrees to return any such payments to the Company upon three days’ advance notice.

13.	Representations of Employee; Advice of Counsel.

a)	Employee represents, warrants and covenants that as of the date hereof: (i) Employee has the full right, authority and capacity to enter into this Agreement and perform Employee’s obligations hereunder, (ii) Employee is not bound by any agreement that conflicts with or prevents or restricts the full performance of Employee’s duties and obligations to the Company hereunder and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject. Within two days of the last day of each of the first four calendar quarters following the Separation Date, Employee agrees to certify in writing in the form attached hereto as Exhibit B that Employee is in compliance with this Agreement, (including the restrictive covenants contained in Sections 7 and 8).

b)	Prior to execution of this Agreement, Employee was advised by the Company of Employee’s right to seek independent advice from an attorney of Employee’s own selection regarding this Agreement. Employee acknowledges that Employee has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Employee further represents that in entering into this Agreement, Employee is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Employee is relying only upon Employee’s own judgment and any advice provided by Employee’s attorney.

14.	Cooperation. Employee agrees that, upon reasonable notice (after taking into account, to the extent reasonably practicable, Employee’s other personal and business commitments) and without the necessity of the Company obtaining a subpoena or court order, Employee shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company, which relates to events occurring during Employee’s employment by the Company as to which Employee may have relevant information. Company shall, at the request of Employee, provide counsel of the Company’s choosing to advise Employee with respect to such matters. Company shall pay all counsel fees and costs incurred in connection therewith, provided that Employee avails herself of counsel chosen by Company. Employee acknowledges and agrees that such cooperation may include, but will not be limited to, providing background information within Employee’s knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Employee understands that Employee will receive no additional pay for Employee’s cooperation beyond that provided in this Agreement, with the exception of reimbursement for reasonable travel expenses incurred by Employee in connection with such cooperation, in accordance with the Company’s travel and entertainment reimbursement policies. Employee acknowledges that compliance with this Section is a condition of continued receipt of benefits under this Agreement.

15.

Severability. If any provision or any part thereof of this Agreement, including Sections 7 and 8 hereof, as applied to either Party or to any circumstances, shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Agreement, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.	Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the Parties at the following address: (i) for the Company: Executive Vice President and Chief Legal Officer, Voya Financial, Inc. at 230 Park Avenue, 13th Floor, New York, New York 10169; and (ii) for the Employee: 20 Green Lane, Weston, MA, 02493 or such other address that Employee may provide in writing, in accordance with the procedures set forth herein.

17.	Governing Law; Forum; Venue and Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions. Furthermore, Employee and the Company each agrees and consents to submit to personal jurisdiction in the State of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. Employee and the Company further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, Employee and the Company waive any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. Further, Employee and the Company waive any right they may otherwise have to a trial by jury in any action to enforce the terms of this Agreement. The Parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such Party at such Party’s address specified in Section 16. Each Party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

18.

Entire Agreement. This Agreement (inclusive of Exhibit A hereto) constitutes the entire agreement and understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Employee and the Company, relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. This Agreement shall be binding on the Parties and each Party’s successors and assigns and in the event Employee shall die while any payment, entitlement or benefit is due to Employee hereunder such payment, benefit or entitlement shall be paid to Employee’s spouse (or if Employee is not surviving, Employee’s estate).

19.	No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.

20.	Headings and References. The headings of this Agreement are inserted for convenience only and neither constitutes a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

21.	Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (PDF)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

22.	Section 409A.

a)

For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The Parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be exempt from or compliant with Section 409A. If Employee reasonably determines that payments of deferred compensation could subject Employee to excise taxes or penalties, then the Company agrees to negotiate in good faith to restructure such payments in a manner intended to avoid the application of such excise taxes or penalties, to the extent it does not result in increased cost to the Company. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

b)	Notwithstanding anything in this Agreement to the contrary, in the event that Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and Employee is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s “separation from service” (as defined in Section 409A) or, if earlier, Employee’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

c)	To the extent that any reimbursements are taxable to Employee, any such reimbursement payment due to Employee shall be paid to Employee as promptly as practicable consistent with Company practice following Employee’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

Employee:

/s/ MALIZ BEAMS
Maliz Beams

Date:	December 2, 2014

Voya Services Company:

/s/ BRIDGET M. HEALY

Date:	December 2, 2014

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Exhibit A

RELEASE OF CLAIMS

1. Employee Release of Claims: In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including, without limitation, the obligations of Voya Services Company (“Company”) described in Section 4 of the Separation Agreement dated                     , by and between the Company and Employee (the “Separation Agreement”), to which Employee agrees that Employee is not entitled until and unless Employee executes this Release and it becomes effective in accordance with its terms, Employee, for and on behalf of herself and her descendants, dependents, heirs, executors, administrators, successors, trustees, legal representatives, and permitted assigns (collectively, “Releasors”), subject to the last sentence of this Section 1, hereby forever waives, releases and discharges from any and all claims, demands, complaints, charges, causes of action, or liabilities of any kind whatsoever, upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise, both known and unknown which Releasors ever had, now have or may have against the Company and/or any of its past, present, or future parents, subsidiaries and/or affiliates, and each of their respective predecessors, successors and assigns, shareholders, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), representatives, agents and employee benefits plans and their administrators and fiduciaries (in their official and individual capacities), and each of their respective affiliates, successors and assigns (collectively, “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Employee signs this Release (“Pre-Release Facts”), including without limitation, (i) any and all claims, relating to Employee’s employment by the Company, the terms and conditions of such employment, employee benefits related to her employment or service, the termination or resignation of her employment, and/or any of the events relating directly or indirectly to or surrounding such termination or resignation; (ii) any and all claims pertaining to employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the National Labor Relations Act, the Equal Pay Act of 1963, the Workers Adjustment Retraining and Notification Act, the Fair Labor Standards Act , any applicable Executive Order Programs, all as amended, and all other federal, state and local laws or municipal statutes or ordinances, including any whistle blower or any other federal, state, or local law, regulation or ordinance prohibiting discrimination or pertaining to employment; (iii) any and all claims for equitable or monetary relief, including without limitation, compensatory, punitive, treble, liquidated, and/or consequential damages; (iv) any and all claims under any contract, whether express or implied; (v) any and all claims for unintentional or intentional torts, for emotional distress, and for pain and suffering; (vi) any and all claims for violation of any statutory or administrative rules, regulations, or codes; (vii) any and all claims for attorneys’ fees, costs, disbursements, back pay, front pay, bonuses, benefits, vacation, and/or the like; and (viii) any and all claims as a holder of securities in the Company or any of its affiliates which Releasors ever had, now have, or hereafter can, shall, or may have against Releasees for, upon, or by reason of any act, omission, transaction, or occurrence up to and including the date of the execution of this Release.

Notwithstanding the foregoing terms, Employee does not waive or release: (i) the payments, entitlements or benefits specifically provided in this Release or the Separation Agreement; (ii) any right or claim that may not legally be waived; (iii) any accrued vested benefits under Company employee benefit plans; or (iv) any rights Employee had to be indemnified, including coverage under any applicable directors’ and officers’ liability insurance policies, for actions which occurred during her employment, (collectively, the “Unreleased Claims”). Nothing in this Release bars or releases Employee’s rights to enforce the Unreleased Claims.

2. Proceedings: Employee acknowledges that Employee has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any federal, state or local agency, court or other body (each individually a “Proceeding”). Employee represents that Employee is not aware of any basis on which such a Proceeding could reasonably be instituted. Employee (i) acknowledges that Employee will not initiate or cause to be initiated on her behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Employee may have to benefit in any manner from any relief, whether monetary damages, reinstatement, or other relief or remedies, arising out of any Proceeding, including, without limitation, any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Employee understands that, by executing this Release, Employee will be limiting the availability of certain remedies that Employee may have against the Company and limiting also the ability of Employee to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Employee from (i) initiating or causing to be initiated on her behalf any complaint, charge, claim or proceeding against the Company before any federal, state or local agency, court or other body challenging the validity of the waiver of her claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3. Time to Consider: Employee acknowledges that Employee has been advised that she has at least twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and, if she chooses to sign this Release earlier, she does hereby knowingly and voluntarily waive said minimum twenty-one (21) day period.

EMPLOYEE REPRESENTS THAT SHE HAS READ THIS RELEASE CAREFULLY AND UNDERSTANDS FULLY THE TERMS OF THE RELEASE, THAT SHE HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY, AND THAT SHE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE. EMPLOYEE FULLY UNDERSTANDS THAT BY SIGNING BELOW SHE IS GIVING UP CERTAIN RIGHTS WHICH SHE MAY HAVE TO SUE OR ASSERT A CLAIM

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AGAINST ANY OF THE RELEASEEES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE. EMPLOYEE FURTHER ACKNOWLEDGES THAT SHE HAS NOT BEEN FORCED, COERCED, SUBJECTED TO DURESS, OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE. EMPLOYEE ACKNOWLEDGES THAT SHE IS EXECUTING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

4. Revocation: Employee hereby acknowledges and understands that Employee shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that the obligation to make the payments to Employee described in Section 4 of the Separation Agreement shall not be enforceable until eight (8) days have passed since Employee’s signing of this Release without Employee having revoked this Release. If Employee revokes this Release, Employee will be deemed not to have executed this Release.

5. No Admission: This Release does not constitute an admission of liability or wrongdoing of any kind by Employee or the Company.

6. General Provisions: A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Employee and the Releasees.

7. Governing Law; Consent to Jurisdiction: This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions. Furthermore, Employee and the Company each agrees and consents to submit to personal jurisdiction in the state of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. Employee and the Company further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Release shall be in a state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, Employee and the Company waive any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. Further, Employee and the Company waive any right they may otherwise have to a trial by jury in any action to enforce the terms of this Release. The Parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Release by the mailing of copies of such process to such Party at such Party’s address specified in this Release. Each Party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Release.

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8. Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the Parties at the following address: (i) for the Company: Executive Vice President and Chief Legal Officer, Voya Financial, Inc. at 230 Park Avenue, 13th Floor, New York, New York 10169; and (ii) for the Employee: 20 Green Lane, Weston, MA, 02493 or such other address that Employee may provide in writing, in accordance with the procedures set forth herein.

IN WITNESS WHEREOF, Employee has hereunto set her hand as of the day and year set forth opposite her signature below.

DATE	Maliz Beams

DATE	Name:

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Exhibit B

I, Maliz Beams certify that I have complied with my obligations pursuant to the Separation Agreement (the “Agreement”) with Voya Services Company (the “Company”) dated November     , 2014. Without limiting the foregoing, I specifically represent that I have complied with my post employment obligations pursuant to Sections 7 and 8 of the Agreement had those provisions been in effect as of the Separation Date. Furthermore, I acknowledge that the Company (i) is entitled to rely upon this certification and (ii) would not be required and (iii) would not make any payments to me pursuant to the Agreement, if I did not continue to comply with my obligations under the Agreement (including without limitation Section 7 and 8 of the Agreement).

Maliz Beams

DATE

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